EXHIBIT 10.2

2014 PERFORMANCE STOCK UNIT AWARD AGREEMENT

UNDER THE WATTS WATER TECHNOLOGIES, INC.

SECOND AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

This award of performance stock units (“Performance Stock Units”) of Watts Water Technologies, Inc. (the “Company”) made to Robert J. Pagano, Jr. (the “Grantee”), as set forth in the Performance Stock Unit award notification provided through the Grantee’s stock plan account on the E*TRADE website, is subject to the provisions of the Company’s Second Amended and Restated 2004 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this 2014 Performance Stock Unit Award Agreement (the “Agreement”) and shall constitute Deferred Stock (as defined in the Plan) which is earned based on performance as provided herein.  By accepting the award of Performance Stock Units on the E*TRADE website, the Grantee agrees to the terms and conditions of this Agreement.

1.                                      Nature and Acceptance of Award.  This Performance Stock Unit award entitles the Grantee to receive a share of Class A Common Stock of the Company (“Stock”) for each Performance Stock Unit that is earned and vested as determined pursuant to Sections 3 and 5 below. The target number of Performance Stock Units the Grantee shall be eligible to earn and become vested in with respect to this Agreement is set forth on the E*TRADE website (the “Target Award”). The Grantee shall have no rights to the Performance Stock Units or to receive the Stock upon settlement of the Performance Stock Units under this Agreement unless he or she shall have accepted the Performance Stock Unit award through the E*TRADE website.  Unless and until the shares of Stock are actually issued to the Grantee upon settlement of the Performance Stock Units in accordance with this Agreement, the Grantee shall not by reason of being granted the Performance Stock Units be deemed to be a shareholder of the Company or to have any other right to the Stock, except as otherwise provided in this Agreement.

2.                                      Restrictions and Conditions.

(a)                                 The Performance Stock Units granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee.

(b)                                 If the Grantee’s employment with the Company and its Subsidiaries is voluntarily terminated or involuntarily terminated for Cause prior to the last day of the Performance Period, all Performance Stock Units shall be immediately and automatically forfeited to the Company upon termination of employment, without payment of any consideration to the Grantee.  The Grantee shall have no further rights with respect to the Performance Stock Units or to receive shares of Stock with respect thereto.

(c)                                  If the Grantee’s employment or service is terminated by reason of death or disability (as determined by the Administrator):

(i)                                     if the date of termination of service is within the last twelve months of the Performance Period, then the determination of number of Performance Stock Units earned and vested will be conducted as if the Participant had not terminated employment; and

(ii)                                  if the date of termination of service is within the first twenty-four months of the Performance Period, then the number of Performance Stock Units earned and vested shall be determined by multiplying the Target Award by a fraction, the numerator of which is the number of days from the start of the Performance Period to and including the date of termination of service, and the denominator of which is the number of days in the Performance Period.

(d)                                 If the Grantee’s employment or service is involuntarily terminated without Cause prior to the last day of the Performance Period, then the Grantee shall earn and be vested in a number of Performance Stock Units equal to the Target Award.

3.                                      Determination of Number of Performance Stock Units Earned.

(a)                                 No Performance Stock Units shall be earned or vested unless the Company’s ROIC (as defined below) equals or exceeds 9% (the “Minimum Performance Goal”).

(b)                                 If the Minimum Performance Goal is obtained, then the number of Performance Stock Units that will be earned and vested, if any, for the Performance Period shall be determined as follows:

Earned Performance Stock Units = Payout Percentage x Target Award

The “Payout Percentage” is based on the Company’s achievement with respect to (i) “ROIC” (as defined below) and “Revenue CAGR” (as defined below) (the “Performance Goals”), as determined at the end of the Performance Period in accordance with the following table:

	ROIC
3 Year Revenue CAGR	Below Threshold < 11%	Threshold 11.0%	Target 16.2%	Maximum 19.0%
	Payout Percentage
Below Threshold <3.0%	0%	60%	75%	100%
Threshold 3.0%	60%	60%	75%	125%
Target 4.4%	80%	80%	100%	150%
Maximum 7.0%	100%	100%	150%	200%

Achievement between (i) below threshold and threshold, (ii) threshold and target and (iii) target and maximum will be interpolated linearly.  All Performance Stock Units that are not earned at the end of the Performance Period shall be forfeited.

(c)                                  Defined Terms.

(i)                                     “Revenue CAGR” shall mean the 3-year compound annual growth rate in the Company’s revenue during the Performance Period.

(ii)                                  “Invested Capital” shall mean the sum of the Company’s long-term debt plus the current portion of long-term debt, less cash, cash equivalents and investments, plus stockholder equity, as of the last day of the Performance Period.

(iii)                               “Performance Period” shall mean January 1, 2014 through and including December 31, 2016.

(iv)                              “ROIC” shall mean the Company’s return on Invested Capital calculated as a percentage for the twelve month period ending on the last day of the Performance Period by dividing net operating profit after tax by Invested Capital.  For the purposes of calculating ROIC under this Agreement, “net operating profit” shall be adjusted to exclude the impact of all restructuring, foreign exchange, impairments, legal settlements, employee separation costs, product liability charges, pension plan and SERP terminations and retroactive tax law changes to the extent such items were not contemplated and included in the Company’s 2013-2018 Strategic Plan, upon which the ROIC goals were based.

(v)                                 “Cause” shall mean: (a) an act by the Grantee constituting a felony or a misdemeanor involving moral turpitude; (b) fraud or dishonesty on the Grantee’s part that results in or is likely to result in economic damage to the Company; (c) gross negligence or misconduct in the performance of the Grantee’s duties; or (d) refusal to attempt in good faith to implement a reasonable directive of the Company or failure to perform the Grantee’s assigned duties.

(d)                                 The Revenue CAGR and ROIC goals shall be adjusted to reflect the impact of any acquisition or disposition of an entity, business or business segment during the Performance Period.

4.                                      Settlement and Payment of Performance Stock Units.

(a)                                 Except as otherwise provided for payment upon a Sale Event or under Section 2(c)(ii), any earned Performance Stock Units shall be settled and shares of Stock issued to the Grantee as soon as administratively practicable following the Administrator’s certification of the achievement of the Performance Goals at the end of the Performance Period (such date of settlement being the “Payment Date”); provided, that the Payment Date shall occur no later than March 15 of the year following the end of the Performance Period.  Performance Stock Units earned under Section 2(c)(ii) shall be settled and shares of Stock issued to the Grantee or the Grantee’s beneficiary as soon as administratively practicable following the Grantee’s termination of service, but no later than March 15 of the year following the year of Grantee’s termination of service.

(b)                                 Notwithstanding anything herein to the contrary, the Company may postpone the issuance of the shares of Stock until it is satisfied that the issuance of such Stock will not violate any applicable law. The actual issuance of the shares of Stock shall be subject to such terms and conditions as the Company may establish from time to time in order to comply with applicable law.

(c)                                  Notwithstanding anything herein to the contrary, the Administrator may reduce or eliminate the number of Performance Stock Units earned if, in its sole judgment, such reduction or elimination is appropriate.

5.                                      Sale Event.  In the event of a Sale Event during the Performance Period, the Performance Stock Units will be deemed to have been earned at the greater of (a) the Target Award, or (b) the number of Performance Stock Units that would be earned based on the actual performance of the Company determined as if the Company’s last quarter end prior to the date of the Sale Event was the last day of the Performance Period.  The Performance Stock Units will become payable in shares of Stock or cash, as the Administrator may determine, within sixty (60) days following the Sale Event.

6.                                      Dividend Equivalent Rights.  If the Company pays a cash dividend on its Stock during the Performance Period, then the Grantee has the right to receive a cash payment at the time the earned and vested Performance Stock Units are settled determined by (a) multiplying the value of the dividends paid on a share of Stock during the Performance Period by the number of Performance Stock Units actually earned and vested at the end of the Performance Period (“Dividend Equivalents”). The right to Dividend Equivalents will cease and be forfeited upon the forfeiture and cancellation of the Performance Stock Units under this Agreement.

7.                                      Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.                                      Limitations on Transferability.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

9.                                      Tax Withholding.  The Grantee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, local or other taxes of any kind required by law to be withheld with respect to the grant, settlement or payment of the Performance Stock Units.  The Grantee shall satisfy such tax withholding obligations on the Performance Stock Units by transferring to the Company, on each date on which such tax liability shall arise, such number of shares of Stock as have a Fair Market Value equal to the amount of the Company’s minimum required tax withholding obligation.  Such delivery of Stock to the Company shall be deemed to happen automatically, without any action required on the part of the Grantee, and the Company is hereby authorized to take such actions as are necessary to effect such delivery.

10.                               Compensation Recovery Policy.  Notwithstanding anything contained in this Agreement to the contrary, all Performance Stock Units awarded under this Agreement, and any shares of Stock issued upon settlement hereunder shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Compensation Recovery Policy as in effect from time to time, including any amendments necessary for compliance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

11.                               Miscellaneous.

(a)                                 Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at the address on file with the Company, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)                                 This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary.